FLAHERTY & CRUMRINE INCORPORATED
                CODE OF ETHICS/STATEMENT OF POLICY AND PROCEDURES
                   REGARDING PERSONAL SECURITIES TRANSACTIONS


I.       POLICY STATEMENT ON PERSONAL SECURITIES TRANSACTIONS

         Flaherty & Crumrine Incorporated ("F&C") forbids any officer, director or employee of F&C ("Covered Persons") from taking any action in conflict with or potentially in conflict with F&C's investment advisory clients (the "Clients") including registered investment companies (the "Funds") and private accounts. Personal securities (as hereinafter defined) transactions are permitted by such Covered Persons if no reasonable basis exists for believing that a transaction would disadvantage Clients. This Code of Ethics/Statement of Policies and Procedures Regarding Personal Securities Transactions (the "Code") establishes rules of conduct for Covered Persons regarding securities transactions in their personal accounts and those accounts in which they have a direct or indirect beneficial ownership (as defined in Attachment A to this Code) consistent with F&C Policy.


II.      RESTRICTIONS ON ACTIVITIES

         A.       BLACKOUT PERIODS

                  1. No Covered Person shall purchase or sell, directly or indirectly, any security (as hereinafter defined) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) on a day during which Clients have pending "buy" or "sell" orders in the same security until such orders are executed or withdrawn.

                  2. No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code) within seven (7) calendar days before or after the Funds trade in that security.

         B.       INTERESTED TRANSACTIONS

                  No Covered Person shall recommend or complete any securities transactions by the Clients without having disclosed to F&C his or her interest, if any, in such securities or the issuer thereof, including without limitation:

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                  1.       Any direct or indirect beneficial ownership (as
                           defined in Attachment A to this Code) of any securities of such issuer;

                  2. Any contemplated transaction by such person in such securities;

                  3.       Any position with such issuer or its affiliates; and

                  4. Any present or proposed business relationship between such issuer or its affiliates and such person or any parties in which such person has a significant interest.

         C.       INITIAL PUBLIC OFFERINGS

                  No Covered person shall acquire, directly or indirectly, beneficial ownership of any securities in an initial public offering without the prior approval of the Designated Supervisory Person (as hereinafter defined) who has been provided by such Covered Person with full details of the proposed transaction. In granting this prior approval, the Designated Supervisory person shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with F&C and the Funds. Purchases of initial public offerings of volatile securities which are difficult to obtain, such as certain common stocks, will ordinarily not be approved. In contrast, purchases of generally available initial public offerings of less volatile securities such as municipal bonds would usually be approved.

         D.       PRIVATE PLACEMENTS

                  No Covered Person shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement without the prior approval of the Designated Supervisory Person who has been provided by such Covered Person with full details of the proposed transaction. In granting this prior approval, the Designated Supervisory Person shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Clients and whether the opportunity is being offered to the Covered Person by virtue of his or her position with F&C and the Funds. Covered Persons who have been authorized to acquire securities in a private placement are required to disclose that investment when they play a part in the subsequent consideration of an investment in the issuer by the Clients. In such circumstances, the decision to purchase securities of the issuer will be subject to an independent review by persons with no personal interest in the issuer.

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         E.       BROKERAGE OR INVESTMENT BANKING SECURITIES

                  No transaction may be effected in the publicly owned securities of any company, the primary business of which is stock brokerage or investment banking.

         F.       GIFTS

                  No Covered Person shall receive any gift or other things of more than DE MINIMUS value from any person or entity that does business with or on behalf of F&C or the Funds.

         G.       SERVICE AS A DIRECTOR

                  No Covered Person shall serve on the board of directors of any publicly traded company without prior authorization from a committee comprised of a Designated Supervisory Person and two others (the "Compliance Committee") based upon a determination that such board service would be consistent with the interests of the Clients'. If such service is authorized, the Covered Person will be isolated from making investment decisions relating to such service through the implementation of appropriate "Chinese Wall" procedures established by the Compliance Committee.

III.     EXEMPT TRANSACTIONS

         A. For purposes of this Code, the term "security" shall not include the following:

                  1. Securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;
                  2.       Bankers' acceptances;
                  3.       Bank certificates of deposit;
                  4.       Commercial paper;
                  5. High quality short-term debt instruments, including repurchase agreements1; and
                  6.       Shares of registered open-end investment companies.

                  "Security" or "securities" shall include options, futures contracts and other derivative securities as well as related securities, such as convertible securities and warrants.

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1 The SEC staff will interpret "high quality short-term debt instrument" to mean any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization.

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         B.       The prohibitions described in Paragraph A. of Article II and the compliance procedures described in Article IV. shall not apply to:

                  1. Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

                  2. Purchases or sales of securities that are non-volitional on the part of the Covered Person;

                  3. Purchases that are part of an automatic dividend reinvestment plan;

                  4. Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

                  5. Subject to the advance approval by a Designated Supervisory Person, purchases or sales which are only remotely potentially harmful to the Clients because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Clients.

                  6. Gifts of securities to recognized charities, charitable gift funds or those entities in which the Covered Person has neither a direct or indirect beneficial ownership.

IV.      COMPLIANCE PROCEDURES

         A.       PRECLEARANCE

                  A Covered Person may directly or indirectly, acquire or dispose of beneficial ownership of a security, including shares of the Funds, only if (1) such purchase or sale has been approved by a supervisory person designated by F&C (the "Designated Supervisory Person" or "DSP"), (2) the approved transaction is completed on the same day approval is received and (3) the Designated Supervisory Person has not rescinded such approval prior to execution of the transaction. On the effective date of this Code, Robert M. Ettinger and Donald F. Crumrine are such Designated Supervisory Persons. Mr. Ettinger shall act as a DSP for Mr. Crumrine, Mr. Crumrine for Mr. Ettinger, and, if either Mr. Ettinger or Mr. Crumrine is not available, Robert T. Flaherty shall, in these instances, act as a DSP for Mr. Crumrine or Mr. Ettinger.

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         B.       REPORTING

                  Every Covered Person must report certain information about EACH non-exempt transaction by which the Covered Person acquires ANY direct or indirect beneficial ownership (as defined in Attachment A to this Code) of a security, PROVIDED, HOWEVER, that a Covered Person shall not be required to make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control or which would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisors Act of 1940, as amended.

                  After verbal prior approval for each non-exempt securities transaction required this Article IV. is granted, the Covered Person must ensure that written approval of the DSP is filed in the Covered Person's confidential Personal Securities Transaction File (the "Transaction File") except as provided for below. The broker or futures commission merchant through which the transaction was effected shall be directed by the Covered Person to supply to the Designated Supervisory Person, on a timely basis, duplicate confirmations of each transaction. Such confirmations will then be matched with the written prior approval in the Covered Person's Transaction File.

                  By the seventh day of each month, all Covered Persons must file with F&C a confidential Personal Securities Transaction Report (the "Transaction Report") for the immediately preceding month including all non-exempt transactions. A Transaction Report must be filed whether or not there were any reportable transactions. Participation in dividend reinvestment plans of publicly held companies need be indicated only on the line provided under "Purchases" on the monthly Transaction report. The Transaction Report must contain the following information:

                  1. The date of the transaction, the title including interest rate and maturity date (if applicable), and the number of shares, contracts, or the principal amount of each security involved;

                  2. The nature of the transaction (i.e., purchase , sale or other acquisition or disposition);

                  3. The price of the security at which the transaction was effected;

                  4. The name of the broker, dealer or bank with or through whom the transaction was effected; and

                  5.       The date that the report is submitted by the Covered
                           Person.

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                  Any report submitted to comply with the requirements of this
                  Article IV. may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership (as defined in Attachment A to this Code) in the securities to which the report relates.

                  A Covered Person will be deemed to be in full compliance with the reporting requirements of this Article IV. Paragraph B. by causing duplicate confirmations AND monthly brokerage statements on which all transactions required to be reported hereunder are described to be sent to the Designated Supervisory Person. The maintenance of records for the Covered Person's beneficial ownership of securities and commodities holdings on F&C's standard client account record keeping system will be deemed to be full compliance with the approval, reporting and disclosure requirements of this Code.

         C.       DISCLOSURE OF PERSONAL HOLDINGS - INITIAL AND ANNUAL HOLDINGS
                  REPORTS

                  1. Initial Holdings Report. No later than 10 days after a person becomes a Covered Person, the following information shall be submitted to the Designated Supervisory Person:

                           A. The title, number of shares, contracts or the principal amount of all Covered Securities owned directly or indirectly by the Covered Person when the Covered Person became a Covered Person;

                           B. The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any Covered Securities were held for the benefit of the Covered Person as of the date the person became a Covered Person; and

                           C. The date that the report is submitted by the Covered Person.

                  2. Annual Holdings Report. Each Covered Person shall submit to the Designated Supervisory Person the information listed in C. 1.a., b. and c. above on an annual basis, which information shall not be more than 30 days old.

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         D.       CERTIFICATION OF COMPLIANCE

                  Each Covered Person is required to certify annually that he or she has read and understood the Code and recognizes that he or she is subject to such Code. Further, each Covered Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

V.       SANCTIONS

         Upon discovering that a Covered Person has not complied with the requirements of this Code, F&C may impose on that Covered Person whatever sanctions it deems appropriate, including, among other things, disgorgement of profits, censure, suspension or termination of employment.

VI.      CONFIDENTIALLY

         All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

VII.     AMENDMENTS

         Any material change to this Code must be approved by F&C's Board of Directors within six months of such change.

VIII.    FURTHER INFORMATION

         If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions, such person should consult the Designated Supervisory Person.

DATED:  FEBRUARY 21, 2002

IX.      ACKNOWLEDGMENT

         I have read and understand the foregoing Code and will comply in all respects with it.


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NAME                                                      DATE

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                                  ATTACHMENT A

         The term "beneficial ownership" as used in the attached Code of Ethics (the "Code") is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Rule"), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that a Covered Person has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

         The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is NOT deemed to have a pecuniary interest in portfolio securities held by the corporation or the entity and does not have or share investment control over the corporation's or the entity's portfolio.

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